Exhibit 99.1

Environmental Power Announces Results for the Second Quarter of 2003;
          Waste-Coal Facility Fuels Manure-to-Energy Systems

    PORTSMOUTH, N.H.--(BUSINESS WIRE)--Aug. 14, 2003--Environmental Power Corporation (OTCBB: POWR), an industry leader in the innovative development of alternative and renewable clean energy systems, reported increased revenue from its 22-year lease on the Scrubgrass waste-coal facility. Power generation revenues, all attributable to Scrubgrass, increased to $27,089,093 for the six months ended June 30, 2003 from $26,090,461 for the six months ended June 30, 2002. Similarly, power generation revenues increased to $12,553,759 for the three months ended June 30, 2003 from $11,977,205 the three months ended June 30, 2002. The increase in power generation revenues was primarily attributable to improved production and a 5% increase in rates billed to Penelec under the terms of the power sales agreement relating to Scrubgrass. The plant operated at 88.7% capacity for the six months ended June 30, 2003 and at 86.6% for the six months ended June 30, 2002. The improvement in the capacity rate occurred because of changes in operations which improved plant output, as well as fewer unplanned shutdowns from equipment malfunctions or utility curtailments.
    Net income increased to $347,509, or $0.02 per common share, for the six months ended June 30, 2003 from $24,143, or $0.00 per common share, for the six months ended June 30, 2002. The increase in net income was primarily attributable to a decrease in lease expenses in 2003 and an increase in power generation revenues. The effect of this change was offset in part by a decrease in sales of NOx emission credits, $2,428,200 of credits were sold in the six months ending June 30, 2002, there were no sales in 2003. For the three months ended June 30, 2003, our net loss was $801,958 compared to a net loss of $1,742,507 for the three months ended June 30, 2002. This decrease was primarily attributable to a decrease in lease expenses in the three months ended June 30, 2003. We generally incur a loss in the second quarter of each year as our Scrubgrass plant shuts down for annual maintenance.
    The weighted average common shares outstanding on a fully diluted basis increased as of June 30, 2003 to 21,854,584, from 20,216,663 during the same period in 2002 due to the issuance of 2,080,000 additional shares (including 1,040,000 treasury shares) sold in a 2002 private placement offering during the second half of 2002.
    Joseph E. Cresci, Chairman, said, "We are very pleased with what we accomplished during the second quarter of 2003. During this latest quarter, we continued to invest in the strategic implementation of our planned manure-to-energy systems which will use our highly efficient and proven anaerobic digestion technology. We believe that we will begin construction of our first U.S. based plant later this year, and we expect that plant to begin operation in 2004." Mr. Cresci went on to state, "In July 2003 we hired Kam Tejwani to become the CEO of the Company. Kam has considerable operations experience, a strong financial background and has successfully built an investor-owned company in a related field. I am fully committed to working alongside Kam in maximizing value for our shareholders, and I look forward to working closely with Kam to implement the Company's strategic growth initiatives. With Kam's strengths, our energy industry experience and the exceptional potential of our Microgy subsidiary, we believe we are poised to capitalize on an exciting market opportunity."
    Kam Tejwani, Chief Executive Officer said, "We are very excited about the prospects for renewable energy in this country. Our Microgy subsidiary is well positioned in that the system which we provide generates vary low cost renewable energy and, at the same time benefits from the recent federal regulations mandating Concentrated Animal Feeding Operations to find a solution to the environmental problem of ground and surface water as well as air pollution caused by excess animal waste on agricultural sites. Microgy holds an exclusive North American license for a proven European biogas technology that we believe will provide farmers a unique solution by offering the distinct advantage of both environmental compliance and prospects for profitable revenue streams from much-needed renewable energy production."

    ABOUT ENVIRONMENTAL POWER CORPORATION

    Environmental Power Corporation (OTCBB: POWR) is an entrepreneurial energy company established in 1982 with annual revenues in excess of $50 million. The company focuses on environmentally sound power generation and anaerobic digestion systems.
    Environmental Power is targeting its proposed anaerobic digestions systems to animal feeding operations in the U.S. with an estimated initial target market of approximately $6.7 billion and an estimated initial and expanded target market potential which exceed $14 billion. For more information visit the company's web site at www.environmentalpower.com.

    CAUTIONARY STATEMENT

    The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements. Certain statements contained in this press release such as statements concerning planned manure-to-energy systems which will use our highly efficient and proven anaerobic digestion technology, that our licensed technology will help clean up the significant environmental problems, our beliefs as to providing a unique solution by offering the distinct advantage of both environmental compliance and other statements contained herein regarding matters that are not historical facts are forward looking statements as such term is defined in the Act. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties involving development stage companies, financing and cash flow requirements and uncertainties, difficulties involved in developing and executing on a business plan, technological uncertainties, risks relating to managing and integrating acquired businesses, volatile and unpredictable developments (including plant outages and repair requirements), the difficulty of estimating construction, development, repair and maintenance costs and timeframes, the uncertainties involved in estimating insurance and implied warranty recoveries, if any, the inability to predict the course or outcome of any negotiations with parties involved with POWR's or Microgy's projects, uncertainties relating to general economic and industry conditions, the amount and rate of growth in expenses, uncertainties relating to government and regulatory policies, the legal environment, intellectual property issues, the competitive environment in which POWR and Microgy operate and other factors, including those described in the Company's filings with the Securities and Exchange Commission, including the section ``Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors That May Impact Future Results'' of POWR's Quarterly Report on Form 10-Q for the period ended June 30, 2003.. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. POWR undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    For more information, please contact:
    jmacartney@environmentalpower.com
    www.environmentalpower.com

ENVIRONMENTAL POWER CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (unaudited) for the Three Months and Six Months Ended June 30, 2003 and June 30, 2002

                     Three Months Ended         Six Months Ended
                    June 30,     June 30,     June 30,     June 30,
                      2003         2002         2003         2002

POWER GENERATION
 REVENUES         $12,553,759  $11,977,205  $27,089,093  $26,090,461

COSTS AND
 EXPENSES:
 Operating expenses 8,058,879    7,469,811   13,648,725   12,614,544
 Lease expenses     4,643,469    6,291,677    9,683,421   13,075,057
 General and
  administrative    1,287,695      976,662    2,732,801    2,334,541
 Depreciation and
  amortization        123,550      136,689      247,480      272,660
                   ----------   ----------   ----------   ----------
                   14,113,593   14,874,839   26,312,427   28,296,802

OPERATING (LOSS)
 INCOME            (1,559,834)  (2,897,634)     776,666   (2,206,341)

OTHER INCOME
 (EXPENSE):
 Interest income        4,816       12,479        7,202       22,032
 Interest expense     (22,062)     (40,062)     (47,424)     (70,561)
 Amortization of
  deferred gain        77,103       77,102      154,206      154,205
 Other Income           3,788                     7,885
 Sales of NOx
  emission credits          -            -            -    2,428,200
 Settlement of
  Sunnyside
  litigation                -          859            -        2,859
                   ----------   ----------   ----------   ----------
                       63,645       50,378      121,869    2,536,735

(LOSS) INCOME
 BEFORE INCOME
 TAXES             (1,496,189)  (2,847,256)     898,535      330,394

INCOME TAX
 (BENEFIT) EXPENSE   (694,231)  (1,104,749)     551,026      306,251

NET (LOSS) INCOME    (801,958)  (1,742,507)     347,509       24,143

WEIGHTED AVERAGE
 COMMON SHARES
 OUTSTANDING:
  Basic            21,791,279   20,038,591   21,802,808   20,144,423
  Diluted          21,791,279   20,038,591   21,854,584   20,216,663

EARNINGS (LOSS)
 PER COMMON SHARE:
  Basic                $(0.04)      $(0.09)       $0.02        $0.00
  Diluted              $(0.04)      $(0.09)       $0.02        $0.00
See Notes to Condensed Consolidated Financial Statements.


Condensed Consolidated Balance Sheets as of June 30, 2003
(unaudited) & December 31, 2002

                                             June 30,   December 31,
                                                2003         2002
ASSETS                                      (UNAUDITED)
CURRENT ASSETS:
 Cash and cash equivalents                     109,888        734,743
 Restricted cash                             1,924,194      1,144,701
 Receivable from utility                     6,810,576      7,973,723
 Other current assets                        1,130,590        926,577
TOTAL CURRENT ASSETS                         9,975,248     10,779,744
PROPERTY, PLANT AND EQUIPMENT, NET             492,331        552,607
LEASE RIGHTS, NET                            1,937,997      2,012,499
ACCRUED POWER GENERATION REVENUES           72,753,859     70,192,993
GOODWILL                                     4,912,866      4,912,866
UNRECOGNIZED PRIOR PENSION SERVICE COST        641,885        641,885
LICENSED TECHNOLOGY RIGHTS, NET              3,349,546      3,442,677
OTHER ASSETS                                   404,532        422,628

 TOTAL ASSETS                               94,468,264     92,957,899

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable and accrued expenses       8,080,151      9,650,092
 Secured promissory note payable to related
  party                                        750,000        750,000
 Other current liabilities                   1,236,096        965,014
TOTAL CURRENT LIABILITIES                   10,066,247     11,365,106

DEFERRED GAIN, NET                           4,009,339      4,163,544

SECURED PROMISSORY NOTES PAYABLE AND OTHER
 BORROWINGS                                    972,565        972,565
DEFERRED INCOME TAX LIABILITY                  156,897         78,071
ACCRUED LEASE EXPENSES                      72,753,859     70,192,993
TOTAL LIABILITIES                           87,958,907     86,772,279

SHAREHOLDERS' EQUITY:
 Preferred Stock ($.01 par value;
  2,000,000 shares authorized,
  no shares issued)                                  0              0
 Preferred Stock (no par value, 10 shares
  authorized; 10 shares issued as of June 30,
  2003 and December 31, 2002, respectively)        100            100
 Common Stock ($.01 par value; 50,000,000
  shares authorized; 22,410,293 issued; and
  21,791,279 and 21,852,059 outstanding as of
  June 30, 2003 and December 31, 2002,
  respectively)                                224,103        224,103
 Additional paid-in capital                  7,669,351      7,669,351
 Accumulated deficit                           (39,997)      (385,007)
 Accumulated other comprehensive loss         (312,850)      (312,850)
                                            ----------     ----------
                                             7,540,707      7,195,697

 Treasury stock (619,014 and 558,234 common
  shares, at cost, as of June 30, 2003 and
  December 31, 2002, respectively)            (385,402)      (364,129)
 Notes receivable from officers and board
  members                                     (645,948)      (645,948)
TOTAL SHAREHOLDERS' EQUITY                   6,509,357      6,185,620

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  94,468,264     92,957,899
See Notes to Condensed Consolidated Financial Statements.


Condensed Consolidated Statements of Cash Flows (unaudited) for the Six Months Ended June 30, 2003 and June 30, 2002

                                                 June 30,    June 30,
                                                   2003        2002
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                      $347,509      24,143
 Adjustments to reconcile net income to net
   provided by operating activities:
  Depreciation and amortization                   247,480     272,660
  Deferred income taxes                            78,826      81,719
  Amortization of deferred gain                  (154,206)   (154,205)
  Non-cash and stock based compensation                 -      49,707
  Accrued power generation revenues            (2,560,866) (3,271,994)
  Accrued lease expenses                        2,560,866   3,271,994
 Changes in operating assets and liabilities:
  Decrease in receivable from utility           1,163,147   1,927,041
  Increase in other current assets               (204,013)   (318,664)
  Decrease in other assets                            277       3,407
  Decrease in accounts payable and accrued
   expenses                                    (1,569,941)     (2,821)
  Increase in other current liabilities           271,082           -
  Net cash provided by operating activities       180,161   1,882,987

CASH FLOWS FROM INVESTING ACTIVITIES:
 Increase in restricted cash                     (779,493)   (573,677)
 Property, plant and equipment expenditures        (1,750)   (802,270)
  Net cash used in investing activities          (781,243) (1,375,947)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividend payments                                 (2,500)     (2,500)
 Purchase of treasury stock                       (21,273)    (56,183)
 Borrowings under secured promissory note
   payable to related party                             -     (37,319)
  Net cash used in financing activities           (23,773)    (96,002)

(DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS                                     (624,855)    411,038

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD    734,743     468,271

CASH AND CASH EQUIVALENTS, END OF PERIOD         $109,888    $879,309
See Notes to Condensed Consolidated Financial Statements.


    CONTACT: Environmental Power Corporation
             Investor Contact:
             Kam Tejwani, 603-431-1780
             Chief Executive Officer and President
             ktejwani@environmentalpower.com
             or
             Media Contact:
             Brecca Loh, 603-431-1780
             Media Relations
             brecca@environmentalpower.com
             www.environmentalpower.com